                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VARCO INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                           VARCO INTERNATIONAL, INC.

                               ----------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

                               ----------------

   The 2001 Annual Meeting of Stockholders of Varco International, Inc., a Delaware corporation, will be held on Thursday, May 17, 2001, at The Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, starting at 9:00 a.m., local time, for the following purposes:

   1. To elect a board of 11 directors to serve until the next annual meeting or until the election and qualification of their respective successors;

   2. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2001; and

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   The Company's Board of Directors has fixed the close of business on March 23, 2001, as the record date for determining the Company's stockholders who are entitled to notice of, and to vote at, the 2001 Annual Meeting of Stockholders and any adjournment or postponement.

                                          By Order of the Board of Directors,

                                          /s/ James F. Marony, III
                                          James F. Maroney, III
                                          Vice President, Secretary and
                                           General Counsel

Houston, Texas
April 12, 2001

   PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING IN PERSON AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE MEETING.

                           VARCO INTERNATIONAL, INC.
2835 Holmes Road                                       743 North Eckhoff Street
Houston, Texas 77051                                   Orange, California 92668

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

                               ----------------

                                PROXY STATEMENT

                               ----------------

                            SOLICITATION OF PROXIES

   This proxy statement is being furnished to holders of the common stock of Varco International, Inc., a Delaware corporation, in connection with the solicitation by the Company's Board of Directors, of proxies for use at the 2001 Annual Meeting of Stockholders to be held on Thursday, May 17, 2001, at The Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, starting at 9:00 a.m. local time, and at any adjournment or postponement of the meeting.

   On May 30, 2000, Varco International, Inc., a California corporation ("Varco"), was merged (the "Merger") into the Company (which was named Tuboscope Inc. prior to the Merger), and the name of the Company, as the surviving corporation in the Merger, was changed to Varco International, Inc. In connection with the Merger, each outstanding share of Varco common stock was converted into 0.7125 shares of the Company's common stock. Unless otherwise indicated, all references in this Proxy Statement to "Varco" refer to the disappearing California corporation prior to the Merger, and all references to the "Company" refer to Tuboscope Inc. prior to the Merger and to the surviving or combined corporation after the Merger.

   All shares of the Company's common stock which are entitled to vote and are represented at the annual meeting by properly executed proxies received at or prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted for the election of the 11 nominees named below to the Company's board of directors and for the ratification of the selection of Ernst & Young LLP as the Company's auditors for 2001.

   If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the Secretary of the Company, at or before the voting at the annual meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a proxy with a later date and delivering it to the Secretary of the Company before the voting at the annual meeting; or

  . attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to Varco International, Inc., 2835 Holmes Road, Houston, Texas 77051, Attention:
Secretary, or hand delivered to the Company's Secretary at or before the voting at the annual meeting.

   This proxy statement and the accompanying proxy card, together with a copy of the Company's 2000 Annual Report, is being mailed to the Company's stockholders on or about April 17, 2001. All expenses of soliciting proxies, including the cost of mailing this proxy statement to stockholders, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. In addition, the Company has retained the services of Morrow & Company to assist in the solicitation of proxies. The Company will pay $5,000, plus reimbursement of out-of-pocket expenses, to Morrow & Company for its services. The Company will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. The Company will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

                     OUTSTANDING SHARES AND VOTING RIGHTS

   The Company's board of directors has fixed March 23, 2001, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of the Company's common stock of record on the record date will be entitled to notice of, and to vote at, the annual meeting. As of the record date, 95,507,968 shares of the Company's common stock, constituting all of the Company's voting stock, were outstanding and entitled to vote, which shares were held by approximately 1,259 holders of record. Each holder of shares of the Company's common stock on the record date is entitled to one vote per share. Votes may be cast either in person or by a properly executed proxy.

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the annual meeting is necessary for a quorum. Shares of the common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the annual meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

   For the election of the nominees to the board of directors, the 11 nominees receiving the highest vote totals will be elected. Accordingly, abstentions or broker non-votes will not affect the outcome of the election of the nominees to the board of directors. All other matters to be voted on will be decided by a majority vote of the shares present or represented at the meeting and entitled to vote. On any of these matters, an abstention will have the same effect as a negative vote. Because "broker non-votes" represent shares as to which the beneficial owner has not empowered the broker to vote, on any of these matters, these shares are considered not entitled to vote on such matters, and thus broker non-votes on a matter will have no effect on the outcome of the voting on these matters.

   The board of directors recommends a vote "FOR" each of the 11 nominees and "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent auditors.

                             ELECTION OF DIRECTORS

General

   Eleven directors are to be elected at the annual meeting. Directors are elected at each annual meeting of the Company's stockholders and hold office until their successors are duly elected and qualified at the next annual meeting.

   The Company does not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the annual meeting, proxies will be voted for another nominee or nominees selected by the Company's board of directors. The Company's certificate of incorporation requires that there be a minimum of one and a maximum of 15 directors. The authorized number of directors, as determined by a majority of the board of directors, is currently fixed at 11.

Company Directors

   Set forth below are the names and descriptions of the backgrounds of the nominees for election as directors of the Company. Each of the nominees for election currently serves as a director of the Company and was elected to his present term of office pursuant to the Bylaws of the Company, became a director as a result of the Merger, or was appointed by the board of directors.

   The directors and nominees are as follows:

   Name                     Age Position with the Company
   ----                     --- -------------------------
   George Boyadjieff.......  62 Chairman of the Board and Chief Executive
                                 Officer

   John F. Lauletta........  56 Director, President and Chief Operating Officer

   George S. Dotson........  60 Director

   Andre R. Horn...........  72 Director

   Richard A. Kertson......  61 Director

   Eric L. Mattson.........  49 Director

   L.E. Simmons............  54 Director

   Douglas E. Swanson......  62 Director

   Jeffery A. Smisek.......  46 Director

   Eugene R. White.........  69 Director

   James D. Woods..........  69 Director

   George Boyadjieff. Mr. Boyadjieff has been Chairman of the Board and Chief Executive Officer of the Company since the Merger. He served as a director of Varco from 1976 until the Merger. Mr. Boyadjieff was Chief Executive Officer of Varco from April 1991 and Chairman from May 1998. He served as President of Varco from 1981 until February 2000 and as Chief Operating Officer from June 1979 until April 1991. Prior to his election as President of Varco, Mr. Boyadjieff was Senior Vice President-Operations. He was first employed by Varco in 1969.

   John F. Lauletta. Mr. Lauletta has been the President and a director of the Company since April 1996 and Chief Operating Officer since the Merger. From April 1996 until the Merger, Mr. Lauletta was the Chief Executive Officer of the Company. From 1993 until April 1996, Mr. Lauletta was the President and Chief Executive Officer of D.O.S., Ltd. From 1973 until 1993, Mr. Lauletta was with Baker Hughes Incorporated, holding several executive positions, including President of Exlog/TOTCO, President of Milpark Drilling Fluids and Vice President of Baker Hughes INTEQ.

   George S. Dotson. Mr. Dotson served as a director of Varco from February 1997 and became a director of the Company at the time of the Merger. He is a director and Vice President of Helmerich & Payne, Inc. and is President of its subsidiary, Helmerich & Payne International Drilling Co., an owner-operator of drilling rigs, providing drilling services to both the land and offshore oil and gas drilling industry. Mr. Dotson has held these positions since 1977. He is a director of Atwood Oceanics, Inc.

   Andre R. Horn. Mr. Horn served as a director of Varco from July 1987 and became a director of the Company at the time of the Merger. He retired from Joy Manufacturing Co. in 1985, where he served as a director and Chairman of the Board. Mr. Horn was Chairman of the Board of Needham & Co., Inc., investment bankers, from 1985 until 1991. He is a director of REMEC, Inc.

   Richard A. Kertson. Mr. Kertson has been a director of the Company since August 2000. Mr. Kertson was Vice President-Finance and Chief Financial Officer of Varco from May 1984 until his retirement in February 2000. He had been Controller of Varco Oil Tools since January 1982 and joined Varco in October 1975 as Director of Management Information Services.

   Eric L. Mattson. Mr. Mattson has been a director of the Company since January 1994. He has been Chief Financial Officer of Netrail, Inc., an Internet backbone and broadband service provider, since September 1999. From July 1993 to May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of Baker Hughes. Baker Hughes is a provider of products and services to the oil, gas and process industries. Mr. Mattson also serves as a director of Rental Service Corporation.

   L.E. Simmons. Mr. Simmons has been a director of the Company since April 1996 and was Chairman of the Board from April 1996 until the Merger. Mr. Simmons has served for more than five years as President and a director of SCF Partners, L.P., which serves as the general partner for various investment limited partnerships. Mr. Simmons is a director of Zions Bancorporation and Chairman of the Board of Oil States International, Inc.

   Douglas E. Swanson. Mr. Swanson has been a director of the Company since October 1997. He has been President, Chief Executive Officer, and a director of Oil States International, Inc. since January 2000. Mr. Swanson was the President, Chief Executive Officer and Chairman of the Board of Cliffs Drilling Company from 1992 to July 1999. From 1978 to 1992, Mr. Swanson was an Executive Vice President of Cliffs Drilling Company.

   Jeffery A. Smisek. Mr. Smisek has been a director of the Company since February 1998. Mr. Smisek has been Executive Vice President, General Counsel and Secretary of Continental Airlines since November 1996 and was previously Senior Vice President, General Counsel and Secretary of Continental Airlines.

   Eugene R. White. Mr. White served as a director of Varco from October 1990 and became a director of the Company at the time of the Merger. He is a consultant to Amdahl Corporation, where he previously held various positions. He served as the Vice Chairman of Amdahl Corporation from 1987 to 1994, as Chairman of the Board from 1979 to 1987, and as Chief Executive Officer from 1979 to 1983. Mr. White was Deputy Chairman of the Board and was Amdahl's President from 1974 to 1977. He is a director of Needham & Co.

   James D. Woods. Mr. Woods served as a director of Varco from 1988 until May 1990 and from December 1990 until the Merger, when he became a director of the Company. Mr. Woods is the Chairman Emeritus of, and a consultant to, Baker Hughes Incorporated. He was Chief Executive Officer of Baker Hughes from April 1987 and Chairman from January 1989 until January 1998. Mr. Woods is a director of The Kroger Co., Kaiser Aluminum Corporation and OMI Corporation.

   The Company is not aware of any family relationships between any of the foregoing nominees for director or between any nominee and any executive officer.

   The certificate of incorporation and bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware. In addition, pursuant to the merger agreement between the Company and Varco, the Company agreed to indemnify, to the fullest extent permitted by Delaware law, each director or former director of Varco against all liabilities or expenses in connection with claims relating to matters that occurred prior to the closing of the Merger.

Meetings and Committees

   The Company's board of directors held seven meetings during the year ended December 31, 2000. Each director attended at least 75% of the aggregate of the total number of meetings of the Company's board of directors held during such period and of the total number of meetings held during such period by all committees of the Company's board of directors on which that director served.

   The Company currently has standing Audit and Compliance and Compensation Committees but does not have a nominating committee.

   The current members of the Audit and Compliance Committee are Andre R. Horn (Chairman), Eric L. Mattson and L.E. Simmons. Each of Messrs. Horn, Mattson and Simmons is "independent" as required by the applicable listing standards of the New York Stock Exchange. Prior to August 10, 2000, the members of the Audit and Compliance Committee were Douglas E. Swanson and Jerome R. Baier, who was a director of the Company until May 30, 2000. The Audit and Compliance Committee met three times during the fiscal year ended December 31, 2000.

   The Audit and Compliance Committee operates pursuant to a written charter adopted by the board of directors on November 9, 2000, a copy of which is attached to this proxy statement as Appendix A. In accordance with its charter, the Committee's responsibilities include:

  . recommending the selection of the Company's independent accountants to the board of directors and approving of their fees and other significant compensation; and

  .  reviewing:

    . the Company's annual financial statements and quarterly results prior to filing or distribution;

    . the adequacy and effectiveness of the Company's systems of internal accounting controls;

    .  the independent accountants' audit plan and engagement letter;

    . the independence and performance of the Company's independent accountants;

    .  material legal matters and potential conflicts of interest; and

    .  the Company's code of ethical conduct and its enforcement.

   The members of the Company's Compensation Committee are currently James D. Woods (Chairman), George S. Dotson, and Jeffery Smisek. Prior to August 10, 2000, the members of the Compensation Committee were Eric L. Mattson, L.E. Simmons and Mr. Smisek. In lieu of holding a meeting during the fiscal year ended December 31, 2000, the Compensation Committee acted by unanimous written consent. The Compensation Committee's responsibilities include reviewing and approving the compensation of the Company's directors, officers and employees and performing other related functions upon request of the board of directors.

Board Compensation and Benefits

   Each director of the Company who is neither an employee nor otherwise subject to an agreement to provide services to the Company is entitled to receive $30,000 per year as compensation for service on the board of directors, plus $1,500 for each attended regular and special meeting of the board of directors. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee are each entitled to receive an additional annual retainer in the amount of $4,500, and each member of these Committees, including the Chairman, is entitled to receive an attendance fee of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically.

   Under the terms of the Company's Amended and Restated 1996 Equity Participation Plan, each non-employee director is automatically granted an initial option to purchase 4,000 shares of the Company's common stock on the date of his election to the board of directors or on April 24, 1996 for those non-employee directors serving at the time of initial plan adoption by the stockholders. In addition, each non-employee director of the Company is automatically granted options to purchase an additional 4,000 shares on the date of each annual meeting of stockholders of the Company following the initial grant if he continues as a non-employee director of the Company. All options are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and vest at the rate of 25% per year beginning on the first anniversary of the date of grant.

   On May 30, 2000, options to purchase 4,000 shares of the Company's common stock at an exercise price of $21.31 per share were granted to Messrs. Mattson, Simmons, Swanson and Smisek upon their re-election as directors and to Messrs. Dotson, Horn, White and Woods who became directors in connection with the Merger. Mr. Kertson was granted an option to purchase 4,000 shares of the Company's common stock at an exercise price of $20.00 upon his election as a director on August 10, 2000.

Vote and Recommendation

   Directors will be elected by a favorable vote of a plurality of the shares of the Company's common stock present and entitled to vote, in person or by proxy, at the annual meeting. Abstentions or broker non-votes as to the election of directors will not be treated as votes cast or shares entitled to vote with respect to such election and, thus, will not affect the election of the nominees receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the 11 nominees named above as directors. Should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the board of directors.

   The Company's board of directors recommends that you vote FOR the election of the nominees named above.

                       EXECUTIVE OFFICERS OF THE COMPANY

   The following persons serve as the Company's executive officers as of the date of this proxy statement:

            Name           Age                     Position
            ----           ---                     --------
                               Chairman of the Board and Chief Executive
   George Boyadjieff......  62 Officer

   John F. Lauletta.......  56 Director, President and Chief Operating Officer

   Michael W. Sutherlin...  54 Group President, Products

                               Executive Vice President, Chief Financial
   Joseph C. Winkler......  49 Officer and Treasurer

   James F. Maroney, III..  50 Vice President, Secretary and General Counsel

                               Vice President--Human Resources and
   Kenneth L. Nibling.....  50 Administration

   Clay C. Williams.......  38 Vice President--Corporate Development

   Set forth below are descriptions of the backgrounds of the executive officers and their principal occupations for the past five years. For a description of the backgrounds of Messrs. Boyadjieff and Lauletta, see "ELECTION OF DIRECTORS."

   Michael W. Sutherlin. Mr. Sutherlin has been Group President, Products of the Company since the Merger. He was President and Chief Operating Officer of Varco from February 2000 until the Merger. He was Vice President of Varco from 1984 until February 2000 and was President-Varco BJ from July 1998 until February 2000. Prior thereto, Mr. Sutherlin was Vice President-Best Operations. He was first employed by Varco in 1975.

   Joseph C. Winkler. Mr. Winkler has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since April 1996. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Teleco and Milpark Drilling Fluids. For ten years prior to joining Baker Hughes, Mr. Winkler held the position of Chief Financial Officer of an independent oil and gas producer after having spent several years with Arthur Young & Company.

   James F. Maroney, III. Mr. Maroney has been Vice President of the Company since May 1991, Secretary of the Company since January 1991 and General Counsel of the Company since November 1989. Mr. Maroney was Assistant Secretary of the Company from December 1989 to January 1991. He was Associate General Counsel and Head of Litigation for TransAmerican Natural Gas Corporation, a gas production company, from 1987 to 1989. From 1985 to 1987, Mr. Maroney was in a private law practice specializing in commercial litigation.

   Kenneth L. Nibling. Mr. Nibling has been Vice President-Human Resources and Administration of the Company since December 1991. From July 1988 to November 1991, Mr. Nibling was Director of Human Resources for Union Texas Petroleum Corp., an international exploration and production company. From January 1984 to July 1988, Mr. Nibling was Manager, Compensation and Employment for Louisiana Land and Exploration Company.

   Clay C. Williams. Mr. Williams has been Vice President-Corporate Development of the Company since February 2001 and from February 1997 to June 2000. From April 1999 to June 2000 he was Vice President of Pipeline Services for the Company. From April 1996 to February 1997, Mr. Williams was Director of Corporate Development of the Company. From March 1996 to April 1996, Mr. Williams was Director of Corporate Development of Drexel. Mr. Williams was an associate at SCF Partners, L.P. from December 1993 to March 1996. From July 1992 to December 1993, Mr. Williams was a graduate student at the University of Texas business school. Mr. Williams was a senior petrophysical engineer for Shell Oil Company from 1985 to 1992.

   The Company is not aware of any family relationships between any of the foregoing executive officers or between any executive officer and any nominee for election as director.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of the record date, the amount and percentage of the outstanding shares of the Company's common stock which, according to the information furnished to the Company, are beneficially owned by:

  . each stockholder known by the Company to beneficially own 5% or more of the outstanding shares of the Company's common stock;

  . each director (each of whom is a nominee for election at the annual meeting);

  . the chief executive officer and certain other highly compensated executive officers of the Company at the end of the last fiscal year; and

  .  all executive officers and directors as a group.

   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

                                                           Shares Beneficially
                                                                  Owned
                                                           -------------------
                                                                      Percent
                     Beneficial Owner                      Shares(1)  of Class
                     ----------------                      ---------- --------
Directors, Nominees and Executive Officers
George Boyadjieff.........................................    562,900     *
George S. Dotson..........................................     29,211     *
Andre R. Horn.............................................     32,061     *
Richard A. Kertson........................................     36,495     *
John F. Lauletta..........................................    254,487     *
James F. Maroney, III.....................................     93,787     *
Eric L. Mattson...........................................     21,000     *
L.E. Simmons(2)........................................... 11,958,924   12.5%
Jeffery A. Smisek.........................................     13,000     *
Michael W. Sutherlin......................................    114,158     *
Douglas E. Swanson........................................      9,201     *
Eugene R. White...........................................     83,436     *
Joseph C. Winkler.........................................    274,893     *
James D. Woods............................................     24,224     *
All directors and executive officers as a group (16
 persons)................................................. 13,766,471   14.2%

5% Beneficial Holders
L.E. Simmons & Associates, Incorporated(3)................ 11,886,122   12.4%
 6600 Chase Tower
 Houston, Texas 77002

SCF-III, L.P.(4)..........................................  5,091,363    5.3%
 6600 Chase Tower
 Houston, Texas 77002

D.O.S. Partners, L.P.(5)..................................  4,949,966    5.2%
 6600 Chase Tower
 Houston, Texas 77002

Franklin Resources, Inc.(6)...............................  6,829,064    7.2%
 777 Mariners Island Boulevard
 San Mateo, California 94404

FMR Corp.(7)..............................................  5,265,940    5.5%
 82 Devonshire Street
 Boston, Massachusetts 02109

--------
 * Less than one percent of the shares of common stock outstanding on the record date.

(1) Includes shares which may be purchased upon the exercise of stock options which are exercisable as of the record date, or become exercisable within 60 days thereafter, for the following: Mr. Boyadjieff--390,182 shares; Mr. Dotson--24,937 shares; Mr. Horn--22,061 shares; Mr. Lauletta--192,787 shares; Mr. Maroney--73,568 shares; Mr. Mattson--21,000 shares; Mr. Simmons--13,000 shares; Mr. Smisek--8,000 shares; Mr. Sutherlin--54,817 shares; Mr. Swanson--8,000 shares; Mr. White--21,374 shares;

   Mr. Winkler--173,380 shares; Mr. Woods--21,374 shares; and all directors and executive officers as a group--1,202,430 shares.

(2) Includes 11,886,122 shares beneficially owned by L.E. Simmons & Associates, Incorporated, of which Mr. Simmons is president, a director and sole stockholder. (See footnote 3 below.) Mr. Simmons has shared voting power and shared dispositive power with respect to such shares. Mr. Simmons disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 55,100 shares owned by Mr. Simmons directly, with respect to which he has sole dispositive and voting power. The foregoing information is taken from a Schedule 13D/A, dated January 4, 2001 and filed by Mr. Simmons.

(3) Consists of 5,091,363 shares beneficially owned by SCF-III, L.P. (see footnote 4 below); 4,949,966 shares beneficially owned by D.O.S. Partners, L.P. (see footnote 5 below); and 1,844,973 shares beneficially owned by FGSI Partners, L.P. L.E. Simmons & Associates has shared dispositive power and shared voting power with respect to all such shares. L.E. Simmons & Associates is the general partner of SCF-II, L.P. (the general partner of SCF-III, L.P.) and the general partner of SCF Partners, L.P. (the general partner of D.O.S. Partners, L.P. and FGSI Partners, L.P.) The foregoing information is taken from a Schedule 13D/A, dated January 4, 2001 and filed by L.E. Simmons & Associates.

(4) SCF-II, L.P., the general partner of SCF-III, L.P., is also the beneficial owner of such shares. SCF-III, L.P. and SCF-II, L.P. have shared dispositive power and shared voting power with respect to such shares. The foregoing information is taken from a Schedule 13D/A, dated January 4, 2001 and filed by SCF-III, L.P. and SCF-II, L.P.

(5) SCF Partners, L.P., the general partner of D.O.S. Partners, L.P., is also the beneficial owner of such shares. D.O.S. Partners, L.P. and SCF Partners, L.P. have shared dispositive power and shared voting power with respect to such shares. The foregoing information is taken from a Schedule 13D/A, dated January 4, 2001 and filed by D.O.S. Partners, L.P. and SCF Partners, L.P.

(6) Franklin Resources, Inc., as the parent holding company for investment advisory subsidiaries to closed-end investment companies or other managed accounts, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, are the beneficial owners of 6,829,064 shares. Franklin Advisors, Inc., an investment advisory subsidiary of Franklin Resources, is the beneficial owner of 6,381,553 of such shares with respect to which it has sole voting and dispositive power. Franklin Management, Inc., also an investment advisory subsidiary of Franklin Resources, has sole dispositive power with respect to 447,711 shares. Franklin Small Cap Growth Fund I, a registered investment company, has an interest in more than 5% of the Company's common stock. The foregoing information is taken from a Schedule 13G, dated February 9, 2001 and filed by Franklin Resources, Inc.

(7) FMR Corp. is the beneficial owner of 5,265,940 shares with respect to which it has sole dispositive power and with respect to 506,476 shares of which it has sole voting power. All of such shares are also deemed to be beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director and stockholder of FMR Corp. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,759,464 shares held by various registered investment companies with respect to which Mr. Johnson and FMR Corp. have sole dispositive power but no voting power. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 506,476 shares over which Mr. Johnson and FMR Corp. have sole dispositive power and sole voting power. The foregoing information is taken from a Schedule 13G, dated February 14, 2001 and filed by FMR Corp.

                            EXECUTIVE COMPENSATION

   The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years indicated of those persons, referred to in this Proxy Statement as "named executive officers," who were either:

  .  the chief executive officer of the Company;

  . one of the other four most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000; or

  . up to two other executive officers who would have qualified under the categories listed above but for the fact that the individual was not serving as an executive officer of the Company at the end of the 2000 fiscal year.

                          Summary Compensation Table

                                                          Long-Term
                         Annual Compensation(1)      Compensation Awards
                         -----------------------    ---------------------
                                                    Restricted Securities    All Other
   Name and Principal                                 Stock    Underlying     Annual
        Position         Year Salary(2) Bonus(3)    Awards(4)   Options   Compensation(5)
   ------------------    ---- --------- --------    ---------- ---------- ---------------
George Boyadjieff(6).... 2000 $327,928  $359,600(3)  $     0          0       $ 9,554
 Chairman and Chief
 Executive Officer

John F. Lauletta(7)..... 2000  387,600   405,200           0          0        12,040
 President and Chief     1999  370,000         0           0    366,942        11,098
  Operating
 Officer                 1998  376,046         0     332,028     43,680        11,783

Michael W.
 Sutherlin(8)........... 2000  175,378   123,600(3)        0          0         9,544
 Group President,
  Products

Joseph C. Winkler....... 2000  222,100   185,760           0          0         6,593
 Executive Vice
  President,             1999  212,000         0           0    168,198         6,360
 Chief Financial Officer
  and                    1998  214,334         0           0     19,814         6,150
 Treasurer

James F. Maroney, III... 2000  170,000   106,440           0          0         5,053
 Vice President,
  Secretary and          1999  162,000         0           0     81,771         4,860
 General Counsel         1998  164,958         0           0     10,318         4,738

--------
(1) Perquisites are excluded as their aggregate value did not exceed the lesser of $50,000 or the 10% of total annual salary and bonus for any named executive officer.

(2) Includes amounts deferred by the named executive officers under the Company's 401(k) Thrift Savings Plan and Non-Qualified Deferred Compensation Plan.

(3) Bonuses were paid in the first quarter of the subsequent year for services rendered in the year indicated. For Messrs. Boyadjieff and Sutherlin the bonuses for 2000 consisted of cash bonuses and awards of common stock of the Company, valued at fair market value on January 29, 2001.

(4) Awards shown represent the value of the restricted stock units granted pursuant to the Company's Stock Ownership Program, employing the fair market value of the Company's common stock on the date of grant (i.e., $23.00 on January 2, 1998). All outstanding restricted stock units became 100% vested upon completion of the Merger.

(5) Includes: (i) matching contributions by the Company under the Company's 401(k) Thrift Savings Plan or 401(k) Profit Sharing Plan in 2000 in the amount of $9,554 for Mr. Boyadjieff; in 2000, 1999, and 1998 in the amounts of $1,761, $1,726, and $1,764, respectively, for Mr. Lauletta; in 2000 in the amount of $9,554 for Mr. Sutherlin; in 2000, 1999, and 1998 in the amounts of $1,820, $1,590, and $2000, respectively, for

   Mr. Winkler; and in 2,000, 1999, and 1998 in the amounts of $4,648, $4,455, and $4,535, respectively, for Mr. Maroney and (ii) matching contributions by the Company under the Company's Non-Qualified Deferred Compensation Plan in 2000, 1999, and 1998 in the amounts of $10,279, $9,336, and $10,019, respectively, for Mr. Lauletta; in 2000, 1999, and 1998 in the amounts of $4,773, $4,770 and $4,150, respectively, for Mr. Winkler; and in 2000, 1999, and 1998 in the amounts of $405, $405, and $203, respectively, for Mr. Maroney. Messrs. Boyadjieff and Sutherlin are participants in the Varco Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides for retirement, death and disability benefits and was assumed by the Company in connection with the Merger. The Supplemental Plan provides for a total benefit equal to 40% of the aggregate of a participant's highest five calendar years of base salary (the "normal retirement benefit"), which vests at the rate of 10% per year of service, is fully vested upon death, and is prorated in the event of early retirement but not disability. The normal retirement benefit is payable in 120 equal monthly installments commencing upon the earlier of retirement or death, or in the case of disability or early retirement, generally at age 65. Under the change in control provisions of the Supplemental Plan, all unvested benefits became fully vested upon consummation of the Merger. The Supplemental Plan is unfunded.

(6) Mr. Boyadjieff became Chairman and Chief Executive Officer of the Company on May 30, 2000, upon consummation of the Merger. Compensation paid by Varco (including stock options) to Mr. Boyadjieff for services rendered to Varco prior to the Merger is not included in the table.

(7) Mr. Lauletta was President and Chief Executive Officer of the Company prior to the consummation of the Merger on May 30, 2000.

(8) Mr. Sutherlin became Group President, Products of the Company on May 30, 2000, upon consummation of the Merger. Compensation paid by Varco (including stock options) to Mr. Sutherlin for services rendered to Varco prior to the Merger is not included in the table.

   There were no stock options granted by the Company to the named executive officers during fiscal 2000.

   The following table sets forth certain information with respect to options exercised during fiscal 2000 and exercisable and unexercisable options held by the named executive officers as of December 31, 2000.

  Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                     Number of Securities     Value of Unexercised In-
                                                    Underlying Unexercised      the-Money Options at
                           Shares                 Options at Fiscal Year End      Fiscal Year End(2)
                          Acquired      Value    ---------------------------- -------------------------
Name                     on Exercise Realized(1) Exercisable Unexercisable(3) Exercisable Unexercisable
----                     ----------- ----------  ----------- ---------------- ----------- -------------
George Boyadjieff.......         0   $        0    344,269       170,295      $5,081,298   $1,316,736
John F. Lauletta........   312,197    4,464,334    259,729             0       2,817,319            0
Michael W. Sutherlin....         0            0     40,544        46,494         510,897      344,482
Joseph C. Winkler.......    76,450    1,178,053    183,380             0       2,279,107            0
James F. Maroney, III...         0            0    143,568             0       1,881,760            0

--------
(1) Determined by calculating the spread between the market value of the Company's common stock on the date of exercise and the exercise price of the options.

(2) Based on the closing sales price of the Company's common stock ($21.75) on the New York Stock Exchange on December 29, 2000, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

(3) All options held by the Messrs. Lauletta, Maroney and Winkler at the time of the Merger became fully exercisable upon completion of the Merger.

Management Agreements

   Severance Plans. The Company has two severance plans which are intended to provide financial security to its senior management and to match similar plans adopted by competitors in the Company's industry. These plans are designed to retain and to motivate key employees of the Company. One of the severance plans, the "standard severance plan," pertains to involuntary terminations and the other severance plan, the "change in control severance plan," pertains to terminations following a change in control. Each of the named executive officers and certain other members of the Company's senior management (currently numbering a total of 18) participate in both the standard and the change in control severance plans.

   The severance plans are implemented by Executive Agreements with the participants, which were either entered into by the Company or assumed by the Company as a result of the Merger. Prior to the Merger, Varco entered into Executive Agreements with its executive officers which have substantially the same terms as those entered into by the Company except as noted below.

   Standard Severance Plan. The standard severance plan provides participants with severance compensation and benefits following the involuntary termination of their employment with the Company, other than for cause, which is limited to events such as conviction of a felony involving moral turpitude, dishonesty or breach of trust, commission of theft, fraud, embezzlement or misappropriation, serious dereliction of duty, and unauthorized disclosure of confidential information. Upon an involuntary termination, other than for cause, a participant would be entitled to the following standard severance benefits:

  . base salary for a period ranging from one to two years, depending upon the particular participant, payable on a regular payroll basis;

  . a cash bonus ranging from 40% to 60% of the participant's annual base salary, which is pro-rated to the date of termination for certain participants, payable in installments with base salary;

  . payment of any awards earned under the Company's Value Plan through the last completed quarter prior to termination (not included in the Executive Agreements with former Varco employee-participants); and

  . full vesting of all restricted stock awards under the Company's stock plans (not included in the Executive Agreements with former Varco employee-participants).

   If a terminated participant is re-employed during the severance payment period at a salary greater than or equal to what the participant received at the Company, the participant would receive 50% of full severance pay for the remainder of the severance period. If the terminated participant is re-employed during the severance pay-out period at a salary less than what the participant received at the Company, the participant would receive the difference in actual salary for the remainder of the severance period, plus 50% of the aggregate severance pay remaining that would have been paid throughout the severance period.

   For each of the named executive officers, the terms of their payout periods, their bonus percentages, and whether their bonuses are pro-rated under the standard severance plan are as follows:

                                                        Payout   Bonus Proration
   Name                                                 Period     %   of Bonus
   ----                                                --------- ----- ---------
   George Boyadjieff..................................   2 years   60%     No
   John F. Lauletta...................................   2 years   60%     No
   Michael W. Sutherlin...............................   2 years   60%     No
   Joseph C. Winkler.................................. 18 months   50%     No
   James F. Maroney, III..............................    1 year   40%    Yes

   Change in Control Severance Plan. The change in control severance plan provides enhanced benefits in the case of a change in control of the Company (and prior to the Merger, Varco) and are available if, within two years of the change in control, the participant is terminated other than for cause or if the participant terminates his employment for good reason. Under the agreements, a "good reason" includes failure to re-elect an officer to any corporate office or a reduction in the officer's authority or responsibility, which the officer determines has detrimentally and materially affected the terms of his employment, a material reduction in compensation or benefits, and relocation to an office more than 50 miles away. Upon a qualifying termination following a change in control, the participants are entitled to change in control severance benefits, including the following:

  . base salary for a period ranging from 18 months to three years, depending upon the particular participant, payable on a regular payroll basis;

  . a cash bonus for the salary payout period ranging from 40% to 60% of base salary, depending upon the particular participant, payable in installments with base salary;

  . full vesting of all accrued benefits under the Company's pension, profit sharing, 401(k) and similar plans (not included in the Executive Agreements with former Varco employee-participants);

  . continued participation in the Company's medical and dental health benefits and disability coverage or equivalent coverage during the payout period, subject to reduction to the extent that the participant receives similar benefits from another employer;

  . full vesting of all outstanding and unvested restricted stock awards under the Company's stock plans (not included in the Executive Agreements with former Varco employee-participants);

  . the gross-up of certain payments, subject to excise taxes under the Internal Revenue Code as "parachute payments," so that the participant receives the same amount he would have received had there been no applicable excise taxes;

  . full vesting as of the date of termination of all bonus awards under the Company's Value Plan; and

  .  an extended option exercise period.

   For each of the named executive officers, the terms of their payout periods and their bonus percentages under the change in control severance plan are as follows:

   Name                                                    Payout Period Bonus %
   ----                                                    ------------- -------
   George Boyadjieff......................................     3 years      60%
   John F. Lauletta.......................................     3 years      60%
   Michael W. Sutherlin...................................     3 years      60%
   Joseph C. Winkler......................................     2 years      50%
   James F. Maroney, III..................................   18 months      40%

   The Executive Agreement with Mr. Sutherlin also provides for a retention bonus in the amount of $600,000, payable to Mr. Sutherlin if he does not exercise his right to terminate his employment for good reason for a period of 12 months following the Merger. If after Mr. Sutherlin receives his retention bonus, he terminates his employment for good reason within the two-year period following the Merger, his retention bonus would be offset against his severance pay and bonus.

   In addition to the benefits set forth above, upon any transaction that constitutes a change in control, all of the unvested stock options and restricted stock awards held by a participant in the plans become immediately vested, except that the Executive Agreements with the Varco employee-participants exclude the Merger as a change in control for purposes of the vesting of stock options.

   Additional Benefits. Under both the standard and change in control severance plans, a participant is entitled to receive upon a qualifying termination, full medical, dental and automobile benefits throughout the pay-out period and outplacement services of up to 15% of base salary.

   The Merger. The Merger constituted a change in control with respect to both the Company and Varco, and the benefits outlined above for the change in control severance plan are currently available to a participant whose employment is terminated other than for cause or who terminates his employment for good reason within two years following the Merger. As a result of the Merger, unvested options and restricted stock units became vested for the following named executive officers as follows: John F. Lauletta, 352,344 options and 65,329 restricted stock units; Joseph C. Winkler, 163,856 options and 47,920 restricted stock units; and James F. Maroney, III, 76,124 options and 21,084 restricted stock units.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Company's board of directors is pleased to present its annual report which is intended to update stockholders on the development of the Company's executive compensation program. This report summarizes the responsibilities of the Compensation Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer, corporate officers and other key executives was determined for the calendar year ended December 31, 2000.

   During the 2000 fiscal year up to August 10, 2000, the members of the Compensation Committee were Eric L. Mattson (Chairman), L.E. Simmons and Jeffery A. Smisek. The Compensation Committee's responsibilities are to oversee the development and administration of the total compensation program for corporate officers and key executives, and administer the executive incentive and stock plans. In lieu of holding a meeting during the fiscal year up to August 10, 2000, the Compensation Committee acted by unanimous written consent. In June 1997, the Compensation Committee retained J.E. Stone & Associates, an executive compensation and benefits consulting firm, to undertake a comprehensive review and restructuring of the executive compensation program following the merger of the Company and D.O.S., Ltd. Throughout 1997 and 1998, the Compensation Committee implemented the initial recommendations made by HCC Employee Benefits (formerly J.E. Stone & Associates). In January 1999, HCC presented to the Compensation Committee a report, which included compensation studies from various executive compensation consulting firms, and made further recommendations concerning refining the compensation packages awarded to the Company's executives and management, particularly in light of the retrenchment in the oil industry. The Compensation Committee implemented additional recommendations of HCC in 1999. In June 2000, following the Tuboscope/Varco merger and based on a report prepared by HCC Employee Benefits, the Compensation Committee approved salary increases for members of the Tuboscope senior management team, who had not received merit increases in salary since July 1998.

Executive Compensation Philosophy

   In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the business strategies and long-range plans of the Company and the markets the Company serves. The Compensation Committee reviews and determines the compensation of the executive officers of the Company based on a compensation program that reflects the following themes:

  . A compensation program that stresses the Company's annual financial performance and increase in value.

  . A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation based on predetermined objective performance measures.

  . A compensation program that will attract, motivate and retain high quality employees who will enable the Company to achieve its strategic and financial performance goals.

  . An annual incentive plan that supports a performance-oriented environment with superior performance resulting in total annual compensation above competitive levels.

  . A long-term incentive plan that is designed to require executive officers and certain senior management to own significant portions of the Company's stock and reward executive officers for the long-term strategic management of the Company and the enhancement of stockholder value.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Compensation Committee intends to design the Company's compensation to conform to
Section 162(m) of the Code and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to the Company's five highest paid executives that does not qualify as "performance based compensation" and thus is not deductible by the Company for federal income tax purposes. Any cash compensation payable under the Company's Annual Incentive Compensation Plan or the Value Plan currently does not qualify as "performance based compensation" as defined by Section 162(m) of the Code. The Company's Amended and Restated 1996 Equity Participation Plan includes provisions establishing the criteria by which awards, including cash bonuses, may be paid to qualify such payments as "performance-based" compensation as defined by Section 162(m) of the Internal Revenue Code.

Executive Compensation Components

   On an annual basis the Compensation Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. For 2000, using a report proposed by an executive compensation consulting firm, the primary market comparisons were made to a broad group of oilfield manufacturing and service companies, adjusted for size and job responsibilities. Data sources include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually.

   The following is a discussion of the principal components of the executive compensation program for fiscal 2000, each of which is intended to serve the Company's overall compensation philosophy.

   Base Salary. The base salary program targets the median of the primary comparison group. Each executive's salary is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the primary comparison group median at any point in time. Overall, the base salaries of the corporate officers and key executives were established in 2000 on the basis of the 55th percentile of the primary comparison group.

   Performance Incentive Compensation. The Compensation Committee administers management incentive plans for executive officers and senior operations, sales and staff managers. The goal of the management incentive plans is to reward participants in proportion to the performance of the Company and/or the business unit/region for which they have a direct impact. Each of the plans rewards participants according to predetermined objective performance standards.

  . Annual Incentive Compensation Plan. The Company's Annual Incentive Compensation Plan (which was adopted by the Compensation Committee in 1997) rewards eligible employees for achievement of objective measurable financial performance of the Company as a whole, and, in certain circumstances, on a business unit or regional or divisional basis. The Annual Incentive Compensation Plan is available to executive officers and senior management team members. The level of award is a variable of the targeted performance of the Company or the business or regional unit compared to the actual performance of the Company or the business or regional unit. The performance measurements for all participants in 2000 were the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) and the Company's earnings before taxes. The resulting performance incentive award is a percentage of the participant's base salary, depending on the level of the employee and how close to target the Company, unit or division performed. For the fiscal year ended December 31, 2000, the

     Company overachieved its corporate EBITDA performance target and bonuses were paid to the participants of the plan.

  . Intermediate Term Value Plan for Senior Management. The Company's Value Plan (adopted in 1997) is an incentive award program based on the intermediate term performance of the Company. This program is designed to encourage and reward sustained growth of profits over the intermediate term that are reflected in stockholder returns. Members of the senior management team (currently totaling 10 members) are eligible for awards under the Value Plan, with an opportunity to earn up to 1.25 times base salary at the beginning of the performance period. The initial performance period commenced January 1, 1997 and ended on December 31, 1999, and new three-year performance periods commences each January 1 thereafter. The amount of the performance award is determined at the end of the three year performance period based on the Company's actual three year cumulative earnings per share compared to targeted cumulative earnings per share and the Company's total stockholder return ranking as compared to the peer companies' stockholder return during the performance period. The initial peer group of the companies used for comparison of stockholder return includes five comparable oil service companies of similar size. No pay outs have been made under this plan to date.

   Long-Term Incentive Compensation. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. The Company's primary forms of long-term incentive compensation are stock options and the Stock Ownership Program.

    . Stock Option Awards. The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company. The Company grants stock options to its key executives based on competitive multiples of the optionee's base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in stockholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded oilfield manufacturing and service companies of comparable size and targets awards between the market median and 75th percentile. Senior executives and managers are eligible to receive stock options annually with other key managers becoming eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted at the then current market price and generally vest over a three year period with one-third of the options granted vesting each year.

       In January 1999, the Compensation Committee discussed that the retrenchment in the oil industry and the low price of crude oil have led to less than expected financial performance by the Company and a significant decrease in value of long-term incentives for the senior management team. Due to the Company's failure to meet targeted financial performance, no member of the senior management team earned an annual bonus for 1999 and, in addition, the Compensation Committee decided against giving any salary increases. In order to reward individual performance of the members of the senior management team and to provide further incentives to enhance stockholder value, on January 27, 1999, the Compensation Committee granted stock options to each member of the senior management team at three times the normal annual grant level for 1999. No options were granted by the Company to any member of the senior management team in 2000. The 1999 stock options' vesting schedule is that which would apply as if the grants were made over a three year period (i.e., 1999, 2000 and 2001). All outstanding stock options held by certain executive officers of the Company vested upon completion of the Tuboscope/Varco merger.

    . Officer Stock Ownership Requirements. In 1997, the Compensation Committee established a Stock Ownership Program that requires members of the Company's senior management team to achieve and maintain specific levels of ownership of the Company's common stock. The Compensation Committee adopted minimum ownership goals equal to 300% of base salary for the Chief Executive Officer, 200% of base salary for the Executive Vice President, and 100% of base salary for all other members of the senior management team. Currently all 10 members of the senior management team participate in the program. Participants were given the option of choosing between achieving the minimum ownership goal or a higher target ownership goal with a matching award by the Company. The targeted goals were 500%, 400% and 300% of base salary for the Chief Executive Officer, Executive Vice President and other participants, respectively. Those participants who chose the higher target ownership goal received a matching award from the Company of restricted stock units in an amount equal to the shares of the Company's common stock owned by such participant as of such date, but not to exceed 100% of the target ownership goal. As a result, the Company issued an aggregate of 327,891 restricted stock units on June 30, 1997 and 14,436 restricted stock units on January 2, 1998 under the Company's 1996 Equity Participation Plan. All outstanding restricted stock units held by certain executive officers of the Company vested upon completion of the Tuboscope/Varco merger.

   Compensation of the Chief Executive Officer. At the time the Compensation Committee initially determined executive compensation for the year 2000, John Lauletta was Chief Executive Officer, and his base salary was continued at his 1999 level of $370,000. At the time of the Tuboscope/Varco merger, Mr. Lauletta became Chief Operating Officer of the Company and, based on the factors discussed above under "Base Salary," including a review of market pay trends performed in June 2000 by HCC Employee Benefits, Mr. Lauletta's base salary was increased to $405,200 in July 2000, which represented his first salary increase since 1998. At the time of the Tuboscope/Varco merger, George Boyadjieff became the Chief Executive Officer of the Company, and, based upon the same factors, it was determined to continue Mr. Boyadjieff at his pre-merger base salary of $580,000. Based on the Company's overachieving its fiscal 2000 financial performance target, Mr. Lauletta received an Annual Incentive Compensation Plan award of $405,200. Based on comparable incentive compensation arrangements implemented by Varco prior to the merger, Mr. Boyadjieff received an incentive award of $359,600, one-third of which was paid in common stock. During 2000, Mr. Lauletta did not receive a grant of stock options due to the grant of three-times his normal option grant level awarded in 1999. No stock options were granted by the Company to Mr. Boyadjieff in fiscal 2000 following the Tuboscope/Varco merger.

                                        COMPENSATION COMMITTEE

                                        Eric L. Mattson
                                        L.E. Simmons
                                        Jeffery A. Smisek

Dated: April 12, 2001

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee are James D. Woods, George S. Dotson and Jeffery A. Smisek, who were elected on August 10, 2000. From January 1 until August 10, 2000, Eric L. Mattson, L.E. Simmons and Mr. Smisek were the members of the Compensation Committee. None of such persons is an officer or employee of the Company or any of its subsidiaries.

   During 2000, no executive officer of the Company served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These persons are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on its review of copies of such reports received by it or written representations from certain reporting persons that no other reports were required, during the year ended December 31, 2000, all of the Company's directors and executive officers and persons who own more than 10% of the outstanding shares of the Company's common stock have complied with the reporting requirements of Section 16(a), except that
(1) each of Mr. Kertson and FGSI Partners, L.P. was late filing an initial statement of beneficial ownership; (2) L.E. Simmons was late filing three reports reporting six, eight and seven transactions in 1998, 1999, and 2000, respectively; (3) each of Messrs. Lauletta, Maroney, Nibling, and Swanson was late filing one report reporting one transaction, and (4) each of L.E. Simmons & Associates, Incorporated, SCF Partners, L.P. and FGSI Partners, L.P., affiliated companies of Mr. Simmons, was late filing one report reporting one transaction in 1997 that had previously been reported by Mr. Simmons.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of a peer index of 75 oil service companies prepared by Simmons & Company International, an independent third party, known as the "SCI Upstream Index," and the Standard & Poor's 500 Stock Index, each for the period from December 31, 1995, to December 31, 2000.

   The graph assumes $100 invested in the Company's common stock, the SCI Upstream Index and the Standard & Poor's 500 Stock Index on December 31, 1995 and the reinvestment of all dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                        SCI         COMPANY
                                        UPSTREAM    COMMON
Measurement Period           S&P 500    INDEX       STOCK
---------------------        -------    --------    -------
Measurement Pt-12/31/95        $100       $100        $100
06/30/1996                      110        124         196
12/31/1996                      123        159         273
06/30/1997                      148        199         350
12/31/1997                      163        240         424
06/30/1998                      192        188         348
12/31/1998                      210         99         143
06/30/1999                      236        135         241
12/31/1999                      254        139         279
06/30/2000                      253        211         410
12/31/2000                      231        237         383


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During 2000, the Company sold goods and services to Oil States International, Inc. and Sooner, Inc., which became a wholly-owned subsidiary of Oil States in February 2001, for the aggregate amount of approximately $1.1 million and purchased goods and services from Oil States and Sooner in the aggregate amount of approximately $0.5 million. SCF III, L.P. beneficially owns approximately 45.2% of the outstanding shares of Oil States and, as of the record date, beneficially owned approximately 5.3% of the shares of the Company. SCF-IV, L.P. beneficially owns approximately 17.9% of the outstanding shares of Oil States. L.E. Simmons, a director of the Company, may be deemed to beneficially own the securities held by SCF-III, L.P. and SCF-IV, L.P. and is the Chairman of the Board of Oil States. Douglas E. Swanson, who is also a director of the Company, is President, Chief Executive Officer and a director of Oil States and owns less than 1% of the outstanding shares of Oil States.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   Ernst & Young LLP has been the Company's independent auditors since 1988, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2001. Accordingly, the board of directors, upon the recommendation of the Audit and Compliance Committee, has reappointed Ernst & Young LLP to audit the Company's and its subsidiaries' financial statements for fiscal 2001 and to report on these financial statements. The Company's stockholders are being asked to vote upon ratification of this selection. If the Company's stockholders do not ratify the selection, the board of directors and the Audit and Compliance Committee will reconsider the selection.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the Company's stockholders.

Audit Fees

   Audit services performed by Ernst & Young LLP during the Company's 2000 fiscal year consisted of the examination of the Company's financial statements and services related to filings with the Securities and Exchange Commission.

   Audit fees billed to the Company by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal 2000 included in the Company's Annual Report on Form 10-K totaled $475,000.

Financial Information Systems Design and Implementation Fees

   The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal 2000.

All Other Fees

   All other fees billed to the Company by Ernst & Young LLP for services rendered in fiscal 2000 totaled $786,000 and were primarily for statutory audits of subsidiaries required by local law, audit related fees incurred in connection with mergers, and tax services fees for tax compliance and tax consulting.

   The Audit and Compliance Committee has reviewed the non-audit services provided by Ernst & Young LLP and determined that the provision of these services during fiscal 2000 is compatible with maintaining Ernst & Young LLP's independence.

Vote Required for Ratification of the Selection of the Independent Auditors

   The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required for ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 2001. Broker non-votes as to the ratification of the selection of Ernst & Young LLP as the Company's independent auditors will not be treated as shares entitled to vote with respect to ratification and, thus, will not affect the vote on ratification. Abstentions, however, will have the same effect as votes against the proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR ratification of the selection of Ernst & Young LLP as the Company's independent auditors.

   The board of directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 2001.

                   REPORT OF AUDIT AND COMPLIANCE COMMITTEE

   The Audit and Compliance Committee is composed of independent directors and operates under a written charter adopted by the board of directors. The current members of the Committee are Andre R. Horn (Chairman), Eric L. Mattson and L.E. Simmons.

   Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal control. Ernst & Young, LLP, the independent accountants for the Company, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor these processes.

   In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee's discussions with the independent accountants included the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

   The independent accountants provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with the independent accountants the accountants' independence from management and the Company.

   The Committee discussed with the Company's internal auditors and the independent accountants the overall scope and plans for their audits. The Committee meet with the internal auditors and independent accounts, with and without management present, and discussed the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held three meetings during fiscal 2000.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Andre R. Horn
                                          Eric L. Mattson
                                          L.E. Simmons

Dated: April 12, 2001

                             STOCKHOLDER PROPOSALS

   It is currently contemplated that the Company's 2002 Annual Meeting of Stockholders will be held on or about May 16, 2002. In the event that a stockholder desires to have a proposal considered for presentation at the 2002 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Secretary of the Company so that it is received no later than December 13, 2001. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

   If a stockholder, rather than including a proposal in the Company's proxy statement as discussed above, commences his or her own proxy solicitation for the 2002 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the Company must receive notice of such proposal on or before March 3, 2002. If the notice is not received by March 3, 2002 it will be considered untimely under Rule 14a-4(c)(1) of the Commission's proxy rules, and the Company will have discretionary voting authority under proxies solicited for the 2002 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

   Proposals and notices should be directed to the attention of the Secretary, Varco International, Inc., 2835 Holmes Road, Houston, Texas 77051.

                                 OTHER MATTERS

   As of the date of this proxy statement, the board of directors knows of no other matters which may be presented for consideration at the annual meeting. However, if any other matter is presented properly for consideration and action at the annual meeting, or any adjournment or postponement of the meeting, it is intended that the proxies will be voted on any such matters in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,
                                          /s/ James F. Marony, III
                                          James F. Maroney, III
                                          Vice President, Secretary and
                                           General Counsel

April 12, 2001

                                                                     Appendix A

                           VARCO INTERNATIONAL, INC.

           Charter of the Audit Committee of the Board of Directors

I.  Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.

II. Audit Committee Organization

   The Audit Committee shall be comprised of three or more independent non-employee directors; Members will be appointed annually by the Board, which will also designate the Chairman of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and shall be able to read and understand financial statements, and one member shall have accounting or related financial management expertise.

   The Committee shall meet at least three times annually, and may hold such meetings as it deems appropriate. The Chief Financial Officer shall prepare an agenda in advance of each meeting and have it approved by the Chairman.

   At each regular meeting the Committee shall meet as a group and then separately, with the Independent Accountants, the Chief Financial Officer and the Senior Internal Auditor to discuss current matters relevant to the charter of the Committee.

III. Audit Committee Responsibilities and Duties

 A. Review Procedures

   The Committee responsibilities shall be to oversee and review the Company's reporting and accounting practices and to consult with the Company's independent accountants, internal auditors and management with respect thereto. In particular the Committee shall:

     1. Review the Company's annual financial statements and the results of the annual audit prior to filing or distribution. This review should include discussing with management and independent accountant's significant issues or changes regarding accounting principles, practices, and judgments and the independent accountant's evaluation of the quality of the Company's accounting principles.

     2. Review the adequacy and effectiveness of the Company's system of internal accounting controls, and consult with the independent accountants regarding their evaluation of weaknesses in such controls and recommendations for improvements and the status of prior recommendations and any management letters issued by them. Discuss significant financial risks and the steps management has taken to monitor, control and report each exposure.

     3. Review, or designate the Chairman of the Committee to review, with financial management and the independent accountants the Company's quarterly financial results prior to the filing of the quarterly financial statements, any significant matters identified as a result of the independent accountants interim procedures and any item required to be communicated by them in accordance with SAS 61.

     4. Review the independent accountants' audit plan and engagement letter. Discuss the scope, procedures and timing of the audit, reliance upon management, and internal audit. Review the scope of any other services to be performed by the independent accountants.

     5. Review the independence and performance of the independent accountants and discuss with the independent accountants all relationships they have with the Company that could impair their independence.

     6. Approve the fees and other significant compensation to be paid to the independent accountants.

     7. Recommend to the Board the retention or replacement of the independent accountants, which firm shall be ultimately accountable to the Board of Directors through the Committee.

     8. Review the list of reports prepared by the internal audit department. Discuss significant findings, management response and follow-up.

     9. Review the appointment, performance and replacement of the senior internal audit executive. Review the budget, plan, changes in plan, activities, and qualifications of the internal audit department.

     10. Review with the Company's counsel and management material legal matters, including legal proceedings, compliance with laws and regulations, inquiries received from regulators and government agencies, other material contingent liabilities, as well as review a summary of directors and officers related party transactions and potential conflicts of interest.

     11. Review with the Company's counsel the Company's code of ethical conduct and its enforcement by management.

     12. Review periodically the adequacy and succession planning of the Company's accounting and financial personnel.

     13. Review and consider any other matter relative to the audit of the Company's accounts and preparation of its financial statements and reports that the Committee, in its discretion, deems appropriate.

     14. Review the adequacy of this charter on an annual basis. Submit the Charter to the Board of Directors for approval and publish it in accordance with SEC regulations.

 B. Other

     1. The Committee may rely on the findings and opinions of the independent accountants with respect of the above and any other matters relating to the preparation, completeness and accuracy of the financial statements.

     2. The independent accountants, the Chief Financial Officer, the Company's Counsel, and the Senior Internal Auditor shall have free access to the Audit Committee or its Chairman without first clearing with any other officer of the Company.

                                                                                                                Please mark    [X]
                                                                                                                your votes as
                                                                                                                indicated in
                                                                                                                this sample

                                                                                                              FOR   AGAINST  ABSTAIN
1. Elect members of the    FOR ALL nominees         WITHHOLD        2. To ratify the selection of Ernst &     [ ]     [ ]      [ ]
   Varco board of         listed below (except     AUTHORITY to         Young LLP as Varco's independent
   directors                as marked to the       vote for all         auditors for the fiscal year ending
                               contrary)       nominees listed below    December 31, 2001.

                                 [ ]                  [ ]            3. In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjustment(s) thereof.

Nominees: George Boyadjieff, George S. Dotson, Andre R. Horn,                                    I plan to attend the meeting   [ ]
Richard A. Kertson, John F. Lauletta, Eric L. Mattson,
L. E. Simmons, Jeffery A. Smisek, Douglas E. Swanson, Eugene R.
White, James D. Woods

Instruction: To withhold authority for any nominee, draw a line               Please disregard if you have previously provided
through (or otherwise strike out) the nominee's name in the list              your consent decision.
above.
                                                                              By checking the box to the right, I consent to
                                                                              future delivery of annual reports, proxy
                                                                              statements, prospectuses and other materials     [ ]
                                                                        ____  and shareholder communications electronically
                                                                           |  via the Internet at a webpage which will be
                                                                              disclosed to me. I understand that the Company
                                                                              may no longer distribute printed materials to
                                                                              me from any future stockholder meeting until
                                                                              such consent is revoked. I understand that I
                                                                              may revoke my consent at any time by contacting
                                                                              the Company's transfer agent, Mellon Investor
                                                                              Services LLC, 85 Challenger Road, Ridgefield
                                                                              Park, NJ 07660 and that costs normally associated
                                                                              with electronic delivery, such as usage and
                                                                              telephone chairman as well as any costs I may
                                                                              incur in printing documents, will be my
                                                                              responsibility.

Signature                                           Signature                                           Date
         -------------------------------------------         -------------------------------------------    ------------------------
Please sign as name(s) appears on this proxy card and date this proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                               Vote by Internet or Telephone or Mail
                                                   24 Hours a Day, 7 Days a Week

                Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

---------------------------------------      ----------------------------------------      ---------------------------------------
                Internet                                  Telephone                                         Mail
   http://www.proxyvoting.com/VRC                      1-800-840-1208
     Use the Internet to vote your             Use any touch-tone telephone to                       Mark, sign and date
     proxy. Have your proxy card in            vote your proxy. Have your proxy                        your proxy card
     hand when you access the web        OR    card in hand when you call. You will    OR                    and
     site. You will be prompted to             be prompted to enter your control                      return it in the
     enter your control number,                number, located in the box below,                    enclosed postage-paid
     located in the box below, to              and then follow the directions given.                      envelope.
     create and submit an electronic
     ballot.
---------------------------------------      ---------------------------------------      ---------------------------------------

                                        If you vote your proxy by Internet or by telephone,
                                           you do NOT need to mail back your proxy card.


You can view the Annual Report and Proxy Statement on the internet at:www.varco.com http://www.varco.com

                           Varco International, Inc.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
     VARCO INTERNATIONAL, INC. FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the notice and the proxy statement relating to the 2001 Annual Meeting of Stockholders of Varco International, Inc., and hereby appoints Joseph C. Winkler and James F. Maroney, III, and each of them, as its true and lawful agents and proxies, each with the power to appoint his substitute, and hereby authorizes either of them to act and to vote the shares the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders of Varco International, Inc.to be held on May 17, 2001, and at any adjournments or postponements thereof, as indicated, upon all matters referred to on this proxy card and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR PROPOSALS 1 and 2.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE